Trader.com reports a significant turnaround in 1st half 2001

Amsterdam, The Netherlands - September 25, 2001
Trader.com N.V., a global leader in classified advertising, releases today its un-audited first half 2001 results.


		(in euro millions)
	-------------------------------


		H1 2001		H1 2000		Increase

Revenue		205.1		179.4		+ 25.7


EBITDA		26.2		5.6		+ 20.6


Net Result<F1>	(5.6)		(52.3)		+ 46.7


<F1> (US GAAP) Before goodwill amortization


Solid revenue growth of 14%

* In the first half of 2001, consolidated revenue increased euro 25.7 million, or 14%, from euro 179.4 million in the first half of 2000 to euro 205.1 million in the first half of 2001.
This includes an increase of 7.5% for organic growth related to our operations in existence in both periods.

* Print revenue increased euro 20.5 million, or 12% from euro 172.5 million in the first half of 2000 to euro 193.0 million in the first half of 2001. Organic growth was 5%.

* Online revenue increased euro 5.3 million, or 77%, from euro 6.9 million in the first half of 2000 to euro 12.2 million in the first half of 2001. Organic growth was 71%.

Strong EBITDA improvement to euro 26.2 million

* Overall EBITDA for the first half of 2001 has increased by euro 20.6 million to euro
26.2 million in the first half of 2001 from euro 5.6 million in the first half of 2000, including restructuring charges of euro 3.6 million.

* Print EBITDA increased euro 2.8 million, or 7%, from euro 41.1 million in the first half of 2000 to euro 43.9 million in the first half of 2001, excluding restructuring charges of euro 2.4 million.

* Online EBITDA improved by euro 21.4 million, from a negative euro 35.5 million in the first half of 2000 to a negative euro 14.1 million in the first half of 2001, excluding restructuring charges of euro 1.2 million.

Net results (US GAAP) before goodwill
amortization improved by euro 46.7 million

* Net results (US GAAP) before goodwill
amortization improved by euro 46.7 million from a negative euro 52.3 million in the first half of 2000 to a negative euro
5.6 million in the first half of 2001.

Commenting on the results, Didier Breton, Chief Operating Officer of Trader.com said:
'These results reflect the continuing
profitable growth of the business, and
our ability to keep costs under firm
control. Being a multiple channel
business, and leader in a number of
countries and product categories,
we have been able to continue
delivering a solid performance
despite softer economic conditions.'

Key Business Developments

The company continues to pursue a
strategy of leadership by making
external acquisitions and investing
in local markets, where it can
obtain a leading position.

The second quarter saw the conclusion
of the acquisition of a majority stake
in the Trading Post Group in Sydney,
Australia. We expect that this acquisition will result in both incremental revenue of euro 16 million and a positive EBITDA contribution of approximately euro 4 million during 2001.

In Spain we also acquired the Trajin
group in July, with 3 generalist and
2 specialist print titles, which
increased our coverage in the Valencia
region, Spain's third largest market.
In Switzerland (Lugano) Trader.com
acquired the title 'L'erbavoglio'.
We expect these 2 acquisitions to
provide annualised revenue of
approximately euro 3 million.

Outlook and Increased EBITDA Guidance

Commenting on the results, John H. MacBain,
President and Chief Executive Officer said:
'We are very pleased with the continuing development and growth of the business.
We are executing our strategy and
delivering our commitments. Based on
our first half performance, we are
increasing our EBITDA guidance from
euro 50 million to euro 60 million
for the full year, assuming no major
disruptions in market conditions.'

Please also see the attachments:

* Operating and Financial review
* Condensed Consolidated Balance Sheets
* Condensed Consolidated Statement of Operations
* Condensed Consolidated Statements of Cash Flows
* Notes to Condensed Consolidated Financial Statements












About Trader.com

Trader.com is a global leader
in classified advertising. The
group was founded in Canada under
the name Hebdo Mag in 1987 as a
private company. Today, Trader.com
connects buyers and sellers through
299 publications (more than 8 million
readers per week) and 65 websites
in 20 countries (180 million page
views per month in June 2001).
Trader.com has over 5,100 employees
worldwide, of whom over 2,000 are
sales people. Trader.com is listed
on the NASDAQ (TRDR) and
Premier Marche (First Market of
the Paris Stock Exchange -
SICOVAM code 5729 and Reuters code: TRD).

Media & Investor Relations
Contact Information:

Trader.com
Pierre-Yves Bimont-Capocci
Executive Vice President Strategy,
Marketing & Communications
7 rue Drouot
75009 Paris
France

Tel:  + 33 1 53 34 52 04
Fax: + 33 1 53 34 50 97
pierre.bimont@trader.com


Analyst and Investor relations:
CI Communications
14, rue de Bassano
75116 Paris
France

Contact: Frederic Bourdon
Tel:  +33 (0) 1 4723  9048
Fax: +33 (0) 1 4723 8898
Email: bourdon@cicommunication.com




Forward looking statement

Certain statements in this press
release may be considered to be
"forward looking statements" as
that term is defined in The United States'
Private Securities Litigation Reform
Act of 1995, such as statements that
include the words or phrases
"are expected to," "will continue,"
" is anticipated," "estimate," "project,"
"expectations" or similar expressions.
Such statements are subject to risks
and uncertainties. The factors which
could cause actual results to differ
materially from those suggested by
any such statements include, but
are not limited to, those discussed
or identified in our 2000 Form 20-F,
which is on file with the United
States Securities and Exchange
Commission, including risks or
uncertainties relating to our
history of reported losses,
the control of our company by
a small group of shareholders,
our highly competitive industry,
our ability to make and integrate
acquisitions, political and economic
conditions generally in the global
economy or specifically in the
countries in which we operate
including Russia, the currencies
in which we do business, our
ability to smoothly transition
to the Euro in those countries
where it has been adopted, our
dependence on our management team,
our expansion plans and workforce
requirements, our content,
our brands, our dependence
on advertising including print
and online advertising, our
ability to expand our online
business, the limited history of
our online business, our ability
to successfully execute our
business strategy, the expansion
of the Internet and our dependence
on the growth of Internet usage,
as well as general economic
and market conditions.


Operating and Financial Review

We are pleased to present our
unaudited consolidated financial
results of Trader.com N.V.
and its subsidiaries for the first
six months of 2000 and 2001.
The financial statements for both
periods have been prepared on the
basis of accounting principles
generally accepted in the
United States ("U.S. GAAP").
This interim report contains
statements regarding future
events or conditions that may
or may not be accurate in the future.
You should refer to the risks
identified in the "Forward
Looking Statements" section
of this interim report.

Company Background

We are a global facilitator of
consumer-to-consumer and
business-to-consumer transactions
through our print and online
classified advertising properties.
Our print and online properties
facilitate local and regional
commerce by serving as a marketplace
where consumers and businesses
advertise items for sale and
where consumers reach these
sellers to purchase these items.
Through our integrated print
and online strategy, we offer
buyers and sellers a comprehensive
and targeted way to conduct business.
Our leading properties include
trusted brand names such
as La Centrale in Paris, France,
The Melbourne Trading Post in
Melbourne, Australia, Segundamano
in Madrid, Spain, Auto Trader
in Canada and Secondamano in Milan, Italy.

Since the founding of Trader.com in
June 1987, we have grown and diversified our business from three publications in Canada to 294 publications and 59 websites in 20 countries as of June 2001, including Australia,
Canada, France, Hungary, Italy,
Russia, Spain and the United States.
Our online activities continue
to grow, with an increase in web
traffic from 90 million page views
in July 2000 to 180 million
page views in June 2001.

Revenues

We have historically generated
print revenue from four principal
sources, which vary in importance
depending on the individual publication:

* Classified advertisements,
both professional and private,

* Commercial display advertisements,

* Circulation, and

* Services and other.

Our online distribution channel
generates revenue primarily through:

* The sale of classified listings,
banners and other advertisements,

* Fees from professional advertisers
for links that provide consumers
direct access to our searchable
databases for product offerings
of real estate agents, automobile
dealers and other merchants,

* Transaction-based fees related to
facilitating sales of goods listed on
our sites, and

* Commissions on complementary
products and services.

We typically offer consumer advertisers
a bundled product offering consisting
of print and online advertisements.


Our consolidated revenues increased
euro 25.7 million, or 14%, from
euro 179.4 million in the first half
of 2000 to euro 205.1 million in the first half of 2001. This includes an increase of 7.5% for organic growth related to our operations in existence in both periods. There is no exchange rate impact included in this 7.5% organic growth for the conversion of some of our revenues into our reporting currency, the euro.

Print Revenues
Our print revenues increased
euro 20.5 million, or 12% from
euro 172.5 million in the first half
of 2000 to euro 193.0 million in
the first half of 2001.
This includes an increase of 5% for
organic growth and there was no
exchange rate impact. The increase
in revenues for our print activity resulted from increases in professional classified advertising revenues of euro 5.4 million (up 23%), in private classified advertising revenues of euro 3.0 million (up 12%), in display revenues of euro 6.4 million
(up 9%), in circulation revenues of
euro 4.5 million (up 9%), and
other revenues, which includes
services, of euro 1.2 million (up 15%).
The increases in our first half
2001 print revenues include increases in:

* Canada of euro 5.2 million (including
revenues from acquisitions of
 euro 4.8 million),
from euro 36.9 million in the
first half of 2000 to euro 42.1 million
in the first half of 2001,

* Russia and Ukraine of
euro 7.2 million,from euro 22.3 million
in the first half of 2000 to
euro 29.5 million in the first half of 2001,

* Spain of euro 0.6 million (including
revenues from acquisitions of euro 0.5 million), from euro 21.8 million in the first half of 2000 to euro 22.4 million in the first half of 2001,

* France of euro 2.8 million (including revenues from acquisitions of euro 1.0 million), from euro 19.9 million in the first half of 2000 to euro 22.7 million in the first half of 2001,

* Australia of euro 3.5 million (including revenues from acquisitions of euro 3.0 million), from euro 12.9 million in the first half of 2000 to euro 16.4 million in the first half of 2001,

* Hungary of euro 0.8 million from
euro 11.2 million in the first half
of 2000 to euro 12.0 million
for the first half of 2001.

Online Revenues
Our online revenues increased
euro 5.3 million, or 77%, from
euro 6.9 million in the first half
of 2000 to euro 12.2 million
in the first half of 2001.  This
includes an increase of 71% for
organic growth and there was no
exchange rate impact.  The principal
sources of revenues for the first half
of 2001 were listings with
euro 5.6 million (or 46%), professional solutions with euro 3.9 million (or 32%) and banner ads with euro 1.4 million (or 12%).

Geographically, our largest sources
of online revenues were Canada with
euro 3.2 million, France with
euro 3.1 million and Spain with euro 1.3 million for the first half of 2001.



Operating Profit Before Certain Expenses (EBITDA)

The key operating measure for our geographical operating units (which are on a country level), including the measure upon which bonuses are calculated, is operating profit before certain expenses such as depreciation, amortization, non-cash compensation expense and write-down of impaired assets.
We describe this key operating measure
as Earnings Before Interest,
Taxes, Depreciation and Amortization ("EBITDA").

Our overall EBITDA for the first
half of 2001 increased by
euro 20.6 million to
euro 26.2 million in the first
half of 2001 from euro 5.6 million
in the first half of 2000.  Our first
half of 2001 results includes a positive
EBITDA from our print operations
of euro 41.5 million, partly offset
by EBITDA losses from our online
activities of euro 15.3 million.
We have recorded a restructuring
charge of euro 3.6 million in the
first quarter of 2001 related
substantially to the reduction of
employee headcount due
to the elimination of a layer of
management in North America.
Before this restructuring charge,
our overall EBITDA for the first
half of 2001 increased by
euro 24.2 million to euro 29.8 million
in the first half of 2001.

In addition, our overall EBITDA includes a reduction in corporate expenses of euro 6.4 million, or 30%, from euro 21.0 million in the first half of 2000 to euro 14.6 million in the first half of 2001 due to our ongoing cost control efforts.

Print EBITDA
Our print EBITDA increased euro 0.4 million, or 1%, from euro 41.1 million in the first half of 2000 to euro 41.5 million in the first half of 2001. Excluding the effect of acquisitions, our print EBITDA decreased
4% versus the first half of 2000 while
the effect of exchange rates was neutral.
Before restructuring charge of
euro 2.4 million, our print EBITDA for
the first half of 2001 increased by
euro 2.8 million, or 7%, to euro 43.9 million in the first half of 2001.
The net increase in our first half 2001
print EBITDA was impacted primarily
 by the following countries:

* Canada - a decrease of euro 2.3 million, driven primarily by the costs associated with the closure of our North American headquarters (euro 2.4 million), from euro 7.8 million in the first half of 2000 to euro 5.5 million in the first half of 2001,

* Russia - an increase of euro 2.3 million, from euro 10.3 million in the first half of 2000 to euro 12.6 million in the first half of 2001 related to the strong growth of Iz Ruk v Ruki,

* Spain - an increase of euro 0.5 million
(including positive results from acquisitions of euro 0.1 million), from euro 6.1 million in the first half of 2000 to euro 6.6 million in the first half of 2001,

* France - an increase of euro 0.7 million
(including negative results from acquisitions of euro 0.2 million), from euro 6.5 million in the first half of 2000 to euro 7.2 million in the first half of 2001.

* Australia - a decrease of euro 0.6 million
(partially offset by positive results from acquisitions of euro 0.3 million), from euro 3.0 million in the first half of 2000 to euro 2.4 million in the first half of 2001 primarily due to internal local costs associated with an acquisition.

* Hungary - a decrease of euro 0.7 million, from euro 4.7 million in the first half of 2000 to euro 4.0 million for the first half of 2001, due to lower than expected revenue growth from the investment in the sales organization.




Online EBITDA
Our online EBITDA improved by
euro 20.2 million, from a negative
euro 35.5 million in the first half of 2000 to a negative euro 15.3 million in the first half of 2001. These expenditures relate primarily to marketing, salaries, technology development and other administrative costs.
This improvement was due to an increase
in online revenues of euro 5.3 million, strong cost control efforts and the benefit of integrating our print and online sales forces, marketing and production operations and partially offset by a restructuring charge of euro 1.2 million.

Although EBITDA is not a measure of
performance defined by U.S. GAAP,
we present EBITDA because we believe
that it is a widely accepted financial
indicator of a company's ability to incur and service debt. However, EBITDA (a) is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, operating profit or net earnings, as an indicator of operating performance or cash flow from operations, or as a measure of liquidity, (b) is not intended to represent funds available for dividends, reinvestment or other discretionary uses and
(c) should not be considered in isolation or as a substitute for measures of performance prepared in accordance with
U.S. GAAP. Because all companies do not calculate EBITDA identically, our presentation may not be comparable to similarly titled measures presented by other companies.

Operating Loss

Our operating loss improved by
euro 34.8 million from an operating
loss of euro 49.9 million in the
first half of 2000 to an operating loss
of euro 15.1 million in the first half
of 2001.  This improvement shows the
positive results of our year-end 2000
restructuring actions and our pursuit
of an integrated business strategy,
such that gross margin increased by
euro 13.5 million from euro 80.7 million in the first half of 2000 to euro
94.2 million in the first half of 2001
and selling, general and administrative
expenses were reduced by
euro 7.0 million from euro 75.1 million
in the first half of 2000 to
euro 68.1 million in the first half of 2001.
In addition, non-cash compensation expense decreased by euro 33.4 million, but was partially offset by an increase in the write-down of impaired assets of euro 9.9 million. The write down of assets included charges for capitalized software and computer hardware of euro 4.4 million, euro 2.6 million for the consolidation of facilities, primarily in Canada and euro 2.9 million of goodwill related to certain online acquisitions.

Net Loss

Our net loss improved by euro
40.1 million from a net loss of
euro 69.4 million in the first half
of 2000 to a net loss of euro 29.3 million in the first half of 2001, including goodwill amortization of euro 20.8 million and impairment of certain online goodwill of euro 2.9 million. This improvement primarily reflects the improvement of euro 34.8 million in our operating loss and a decrease in interest and financing fees of euro 5.0 million related to the reduction in amortization of financing fees.


Liquidity and Capital Resources

Historically, our working capital
requirements have been minimal,
and cash flow from operations
has been sufficient to finance
our operations.  Acquisitions have
been primarily financed with borrowings, principally bank borrowings, and proceeds from our Initial Public Offering (IPO) in April 2000. Amounts available under our credit agreement can be used for Internet investments, working capital and to finance print acquisitions. We had euro 52.1 million of cash and available borrowings, including euro 16.2 million of available borrowings for acquisitions, under our credit agreement as of June 30, 2001.

We entered into a supplemental agreement on May 25, 2001 amending our credit agreement. Our credit agreement consists of term loan facilities, an acquisition facility and a revolving credit facility and provides for an aggregate of approximately euro 276 million of secured loans as of the end of June 30, 2001. As of June 30, 2001, we had available cash of euro 21.0 million, debt of euro 236.6 million (including debt of euro 5.0 million from our leasing obligations) generating a net debt balance of euro 215.6 million. This compares to a net debt balance of euro 149.3 million as of December 31, 2000. The increase in net debt of euro 66.3 million in the first half of 2001 relates to an increase in debt of euro 36.6 million for the acquisition of Trading Post Group in Australia in May 2001, an adverse currency translation effect of euro 16.7 million and net operational funding needs of euro 13.0 million.

Management believes that our company
generates sufficient cash flows and
has access to adequate committed lines
of credit to meet its presently
anticipated operational needs.

Cash Flows

Our cash flows from operations
decreased from euro 0.9 million in the
first half of 2000 to a negative
euro 4.1 million in the first half of 2001.
This decrease was primarily driven
by a decrease in our working capital
balances of euro 20.4 million and offset by an improvement in our online losses of euro 20.2 million from the first half of 2000 to the first half of 2001. Our net working capital balances decreased in the first half of 2001 due principally to payments related to our second half 2000 restructuring charges.

Our cash flows used in investing
activities decreased by euro 81.6 million from euro 124.0 million in the first half of 2000 to euro 42.4 million in the first half of 2001. Cash paid for property, plant and equipment has also decreased by euro 36.2 million in the first half of 2001.
Amounts paid in the first half of 2000
include capitalized software costs related to our online technology development of approximately euro 19 million.
Cash paid for acquisitions of euro 36.6 million in the first half of 2001 reflects the acquisition of the Trading Post Group headquartered in Sydney, Australia in May 2001.
Cash paid for acquisitions in the first
half of 2000 includes amounts paid for
the acquisition of Vancouver Buy & Sell
for euro 22.7 million and Sydney Buy & Sell for euro 11.1 million.

Cash flows provided by financing activities for the first half 2001 were driven primarily by net borrowings of euro 52.0 million of which euro 36.6 million related to acquisitions and euro 13.0 million related to operational funding needs. Our cash flows from financing activities in the first half of 2000 were impacted primarily by our IPO in April 2000.


Outlook

Our print distribution channel is well
established and has generated consistent revenue growth and positive cash flows.
We commenced operations of our online
distribution channel in 1996, the revenues of which have grown steadily year on year.
We expect to continue to generate consolidated revenue growth in the low teens in the second half of 2001. Following our restructuring program implemented in the second half of 2000 and further cost reduction achieved in the first half of 2001, we believe that we will reach approximately euro 60 million in consolidated EBITDA for 2001, assuming no major disruptions in market conditions.
Although we expect that we will continue to report net losses in 2001, we do expect continued improvement in net results in the second half of 2001 as compared to the first half of 2001. Based on continued operational improvements and the anticipated benefit of a required change in accounting principle, we expect to generate a net profit in 2002.

Forward Looking Statements

Some of the statements in this document are forward-looking within the meaning of
Section 27A of the Securities Act of 1993 and Section 21E of Securities
Exchange Act of 1934.
Forward-looking statements include
statements regarding the intent, belief or current expectations of the Company or its officers with respect to various matters.
When used in this document,
the words "expects," "believes,"
"anticipates," "plans," "may," "will,"
"should" and similar expressions, and
the negatives thereof, are intended to
identify forward looking statements.
Such statements are not promises or
guarantees, and are subject to risks
and uncertainties that could cause
actual results to differ materially
from those suggested by any such statements.
Those factors include, but are not limited to, the information contained in our 2000 Form 20-F, which is on file with the United States Securities and Exchange Commission ("SEC"). These include risks or uncertainties relating to our history of reported losses, the control of our company by a small group of shareholders, our highly competitive industry, our ability to make and integrate acquisitions, our ability to obtain additional financing for acquisitions, political and economic conditions of the countries in which we operate including Russia, the currencies in which we do business, our ability to smoothly transition to the euro in those countries where it has been adopted, our dependence on our management team, our workforce requirements, our content, our brands, our dependence on advertising including print and online advertising, our ability to expand and the limited history of our online activities, the expansion of the Internet and our dependence on the growth of Internet usage, as well as general economic and market conditions.
These are factors, that could cause our actual results to differ materially from those expressed or implied by those forward looking statements, include, but are not limited to, those addressed under the "Risk Factors" section of Item 3 of our 2000 Form 20-F.

These forward-looking statements speak only as of the date of this document. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any forward looking statement is based.






TRADER.COM N.V.
Condensed Consolidated Balance Sheets


			(euros in thousands)
		-------------------------------------



					December 31, 2000		June 30, 2001
  				  	 (Audited)			(Unaudited)

ASSETS

Current assets:
Cash and cash equivalents		     19,231			    21,012
Receivables, net of allowance		     62,926			    72,420
Other current assets 			     18,763			    16,002
Total current assets			    100,920  			   109,434

Property, plant and equipment		     59,379			    50,277
Goodwill and other intangibles		    617,379			   705,087
Other non-current assets		     46,924 			    53,050
Total assets				    824,602			   917,848


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable			     37,868			    33,494
Other current liabilities		     70,886			    69,805
Current portion of long-term debt	      1,667 			     1,324
Total current liabilities		    110,421			   104,623

Long-term debt				    160,769			   230,259
Deferred income taxes			     72,712			    73,938
Other long-term liabilities		      7,796			     9,405
Minority interest			      7,879			    62,164

Shareholders' equity:
Capital shares				    105,412  			   105,412
Additional paid-in capital		    960,337			   945,118
Deferred compensation expense		    (28,218)			   (13,429)
Accumulated deficit			   (580,898)			  (610,199)
Accumulated other comprehensive income	      8,392			    10,557
Total shareholders' equity 		    465,025			   437,459
Total liabilities and shareholders' equity  824,602			   917,848




See notes to condensed consolidated financial statements.





TRADER.COM N.V.
Condensed Consolidated Statement of Operations


			(euros in thousands, except per share amounts)
	------------------------------------------------------------------------



			  June 30, 2000		December 31, 2000	June 30, 2001
			Unaudited (6 months)	Audited (12 months)  Unaudited (6 months)


Revenues			179,402			372,894		   205,141
Operating costs and expenses:
Cost of revenues		 98,752			213,346		   110,955
Selling, general		 75,019			169,520		    67,994
  and administrative
Depreciation and amortization	 22,598 		 61,649		    31,765
Non-cash compensation expense	 32,962			 52,078		      (433)
 (benefit)
Write-down of impaired assets	   -			 14,735		     9,932
				229,331			511,328		   220,213

Operating loss			(49,929)	       (138,434)	   (15,072)

Other (income) and expenses:
Interest and financing fees	 15,954			 23,051		    10,958
Foreign exchange (gain) 	 (1,325)		  2,103		    (5,532)
  loss and other

Loss before income taxes	(64,558)	       (163,588)	   (20,498)
 and minority interest

Income taxes:
Current				  5,768			  7,941 	    10,427
Deferred			 (1,518)		 (1,451)	    (3,922)
				  4,250		 	  6,490		     6,505

Loss before minority interest	(68,808)	       (170,078)	   (27,003)
Minority interest		    641			  2,055		     2,298
Net loss		        (69,449)	       (172,133)	   (29,301)

Dividend-in-kind on redeemable	 (3,072)		 (3,702)		-
 preferred shares
Deemed dividend on convertible (148,735)	       (148,735)		-
  preferred shares
Net loss available to 	       (221,256)	       (323,940)	   (29,301)
  common shareholders
Basic and diluted net loss        (3.14)		  (4.00)	     (0.32)
 per common share



See notes to condensed consolidated financial statements.






TRADER.COM N.V.
Condensed Consolidated Statements of Cash Flows


				(euros in thousands)
			----------------------------------------

			  June 30, 2000		December 31, 2000	 June 30, 2001
			Unaudited (6 months)	Audited (12 months)   Unaudited (6 months)


Cash provided by
  (used in):
Operations:
Net loss			(69,449)		(172,133)		(29,301)
Adjustments to reconcile
 net loss to cash
Provided by operations:
Minority interest		    641			   2,055		  2,298
Amortization, deferred 		  5,965			   6,647		  1,253
  financing fees
Amortization, all other		 17,127			  39,262		 20,774
Depreciation		          5,471	                  22,387                 10,991
Provision for doubtful accounts   1,912			   4,432	          2,278
Unrealized foreign exchange	 (1,320)		   1,589		 (3,158)
 (gain) loss
Deferred income taxes		 (1,518)		  (1,451)		 (3,922)
Non-cash compensation expense    32,962		          52,078		   (433)
 (benefit)
Non-cash interest 		  3,533		           3,533		   -
Losses on disposals and 	    -			  15,703		  9,932
 write-down of impaired assets
Gain on unwind of swaps		    -			  (4,706)		   -

Net change in working capital 	  5,553	                 (12,379)		(14,828)
 balances related to operations
Cash provided by (used in)	    877			 (42,983)	         (4,116)
 operating activities

Investing:
Cash paid for investments and	(29,357)		 (28,906)		   (254)
  other assets
Cash received from sale	of	    -			     -			  1,631
 property, plant and equipment
Cash paid for property, 	(43,438)		 (56,762)		 (7,201)
  plant and equipment
Cash paid for acquisitions	(51,193)		 (83,884)		(36,615)
Cash used in investing	       (123,988)		(169,552)		(42,439)
 activities

Financing:
Decrease in bank overdrafts      (4,155)		  (3,283) 		   (935)
Cash received from unwind	    -		  	   7,233		    -
 of swaps
Cash received from borrowings	 90,152			 123,409		 59,851
Cash payments on borrowings    (296,466)		(297,871)		 (7,853)
Cash paid for financing costs      (882) 		  (1,552)		 (1,890)
Cash received from redeemable   386,531		         384,924 		      3
  preferred and capital
  shares issued
Dividends paid to minority 	 (1,608)		  (2,837)		 (1,280)
  interests
Cash provided by financing 	173,572			 210,023		 47,896
  activities
Effect of exchange rate 	    816			     142		    440
  changes on cash
(Decrease) increase in cash      51,277			  (2,370)  		  1,781
Cash and cash equivalents	 21,601			  21,601		 19,231
 at beginning of period
Cash and cash equivalents	 72,878			  19,231	         21,012
 at end of period



See notes to condensed consolidated financial statements.









TRADER.COM N.V.

Notes to Condensed Consolidated
Financial Statements
(euros in thousands)


1. Basis of Presentation

Our financial statements are prepared
on a historical cost basis in
accordance with accounting principles
generally accepted in the United States
and have been applied on a consistent basis, except for Statement of Financial
Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging
Activities" (SFAS No. 133) that was
adopted as of January 1, 2001. The
annual statutory financial statements
of Trader.com N.V. (not presented here), which are prepared under Dutch GAAP, are filed with the Chamber of Commerce in Amsterdam.

Our financial results for 2000
and 2001 are the consolidated results
of Trader.com N.V. and that of its
subsidiaries more than 50% owned.
Investments in companies that are
between 20% and 50% owned are
accounted for on the equity basis.


2. Significant Accounting Policies

A) 	Revenue recognition

Our primary source of revenue is the
sale of advertising space in our
publications. Private and professional
classified ads and display ads are
published on a daily, weekly and monthly basis for which revenues are recognized at the time the advertisement is published.
Revenues related to advertisements
appearing on multiple occasions in excess of one month are deferred and recognized during the period when the advertisement is run.

Circulation revenues, net of returns,
are recognized on a weekly basis at
the time the publications are sold
through to the customer. Circulation
revenues are earned mainly through
distributors. Sales are also made
directly to the consumer.

Service revenues include commissions
earned for selling products and
services for third parties. The commissions are a percentage of the value of the products or services and are recognized as earned at the date the products are sold or on a monthly basis for commissions earned on insurance sold. Services and products include financing services on automobiles and boats, insurance and warranties.

Online revenues are derived primarily
from classified ads and display ads,
including professional ads, consumer
ads and banners which are deferred and
recognized during the period when the
advertisement is run.  Other types of
revenues include (1) revenues derived
from success fees calculated as a percentage of the sales value which are recognized at the time the transaction is finalized and successfully concluded (2) membership fees for access to services provided through our websites including online auctions which are recognized over the period of usage and (3) revenues related to the research, design, development and operation of websites which are recognized during the period when the services are rendered. Online revenues include revenues on products sold solely on websites, and revenues for contracts providing both print and online advertisements for which an allocation of revenues attributable to online revenues has been made by management based upon internal pricing assumptions.



B) Property, plant and equipment

Property, plant and equipment are recorded at cost. Depreciation is computed for financial reporting purposes by use of the straight-line method over the estimated useful lives as follows:


Asset						Estimated useful lives

Buildings					25-50 years
Office furniture, computers and equipment	3-10 years
Software					1-5 years
Printing presses and related equipment		3-15 years
Leasehold improvements				2-20 years






C)	Goodwill and other intangibles:

Goodwill, which represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed, is amortized on a straight-line basis over the expected periods to be benefited, which is 5 years for acquisitions of online businesses and between 10 and 20 years for print and related publishing acquisitions.

A portion of the price paid for our
acquisitions has been allocated to
identifiable intangible assets such as
tradenames and advertiser base.  The
advertiser base consists primarily of
commercial display advertisers.Tradenames are amortized over their estimated useful lives of 10 - 20 years and the advertiser base over 6 - 12 years.

D)	Share-based compensation:

Certain employees of our company are
eligible for share options and,
previously, share appreciation rights ("SARs").
We account for such share-based compensation in accordance with Accounting Principles
Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and related interpretations. Compensation expense was recorded for SARs each accounting period based upon the achievement of certain performance criteria. For share options, compensation expense is recorded only if, on the date of the grant, the fair value of the underlying share exceeds the option exercise price.
We have adopted the disclosure-only
requirements of Statement of Financial
Accounting Standards ("SFAS") No. 123,
"Accounting for Stock-Based Compensation", which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma net income and pro forma earnings per share disclosures for employee share as if the fair-value-based method of accounting in SFAS No. 123 had been applied to these transactions.

All stock based plans, except for our
French Option Plan and our 2000 Option Plan, are deemed to be compensatory, and compensation expense has been accrued for these stock based option plans.
For non-employees, compensation expense
has been calculated and recorded using the fair-value-based method of accounting in accordance with SFAS No. 123.

Except for share options issued to replace terminated SARs, options issued under our 2000 Option Plan have been issued with exercise prices equal to, or exceeding the fair market value of our shares on grant date. Therefore, no compensation expense related to share options issued at fair market value on grant date has been recorded as of June 30, 2001 in accordance with APB Opinion No. 25.


E)	Basic and diluted net loss per common share:

Our company computes basic and diluted net loss available per common share in accordance with SFAS No. 128,
"Computation of Earnings Per Share"
and the SEC Staff Accounting Bulletin No. 98
(SAB No. 98). Under the provisions of
SFAS No. 128, basic earnings per share is computed using the weighted average number of common shares outstanding and diluted earnings per share is computed using the weighted average number of common and potentially dilutive common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the conversion of the convertible preferred shares (using the if-converted method) and shares issuable upon the exercise of share options and warrants (using the Treasury Stock method); potential common shares are excluded from the calculation if their effect is anti-dilutive.

F)	Related party transactions:

Our company shares office space with
two shareholders. The cost, which is
split between the company and the shareholders, was determined by an independent real estate broker.

Roland Berger & Partners GmbH, a consulting firm founded and chaired by Roland Berger, one of our directors, conducted a strategic review of the German classified industry and the two German classified advertising papers over which we hold a purchase option in the first semester of 2001. We paid Roland Berger
& Partners GmbH euro 340 in connection
with this study.

Rene Rijntjes, a shareholder and one
of our directors, is a managing director of TMF Management BV, a Dutch company that provided accounting and administrative services to the Company through June 2001.
The aggregate fees charged for those
services in 2001 amounted to euro 494.


G)	Seasonality:

Due to the global portfolio of the countries in which we operate and to the relatively stable nature of the classified advertising industry, we do not experience material seasonality in our revenues or operating results.

H)	Recent Accounting Pronouncements:

In June, 2001, the FASB issued Statements of Financial Accounting Standards (SFAS)
No. 141, "Business Combinations"
and No. 142, "Goodwill and Other Intangible Assets".
Under the new rules, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually for impairment.
Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives.
The amortization provisions
of SFAS No. 142 apply to goodwill and
intangible assets acquired after June 30, 2001.
With respect to goodwill and intangible
assets acquired prior to July 1, 2001,
the Company will apply the new accounting rules beginning January 1, 2002.
We are currently assessing the financial impact SFAS No. 141 and No. 142 will have on our Consolidated
Financial Statements, however
we expect that amortization expense will be reduced upon adoption.











3. Consolidated Statement of Shareholders' Equity (Deficit)


			(euros in thousands)
		---------------------------------------


			Share
			Capital	   Additional Accumulated  Deferred    Other      Subtotal         Total
			Trader.com  Paid-in    Deficit	 Compensation Elements  Comprehensive  Shareholders'
			N.V.        Capital		    Expense     of         Income          Equity
					        		    Comprehensive		  (Deficit)
								       Income


As per January 1, 2000	  4,130	    266,125	(260,030)   (36,437)     13,674     -		(12,538)

Change in nominal value  94,984	    (94,984)	    -	       -	  -	    -	           -
 of Class A and B Shares
Preferred Shares issued	    -	     20,625	    -	       -          -         - 	         20,625
Deemed dividend on 	    -	    148,735	(148,735)      -          -         -              -
 Convertible Preferred Shares
Conversion of Preferred   2,446	     14,671	    -          -          -         -            17,117
 into Common Shares
Payment-in-kind dividend    -        (3,461)        -          -          -         -            (3,461)
 on Redeemable Shares
Other issuances of 	  3,852	    630,342	    -          -          -         -           634,194
 Class A Common Shares
Deemed dividend to          -	    (92,794) 	    -          -          -         -           (92,794)
 Controlling Shareholders
Deferred compensation       -        71,078	    -        8,219	  -         -            79,297
 expense
Net loss for the year       -	       -        (172,133)      - 	  -      (172,133)     (172,133)
 ended December 31, 2000
Foreign currency 	    -          -            -          -        (5,282)    (5,282)       (5,282)
 translation adjustment
Comprehensive loss for the  -          -            -          -          -      (177,415)         -
 year ended December 31, 2000

As of December 31, 2000	105,412	    960,337     (580,898)  (28,218)      8,392      -           465,025


Cumulative effect of a 	   -           -            -          -        (1,651)	   (1,651)	 (1,651)
 change in accounting principle
Issuances of Class A 	   -              3         -          -           -        -                 3
 Common Shares<F1>
Deferred compensation 	   -         (15,222)	    -        14,789        -        -              (433)
 expense
Net loss for the 6 months  -           -         (29,301)      -           -      (29,301)      (29,301)
 ended June 30, 2001
Net change related to      -           -            -          -         1,987      1,987 	  1,987
 cash flow hedges
Foreign currency 	   - 	       -            -          -         1,829      1,829	  1,829
 translation adjustment
Comprehensive loss for     -           -            -          -           -      (27,136)          -
 the 6 months ended
  June 30, 2001

As of June 30, 2001      105,412     945,118    (610,199)   (13,429)    10,557        -         437,459



<F1> Issuances of Class A Common Shares relate to exercises of share options


4. Write-down of impaired assets

We recorded a charge of euro 9,932
in the first half of 2001 for the
write-down of impaired assets. Of this amount, euro 2,578 related to the consolidation of facilities, primarily in Canada. Further, euro 4,416 of the write-down related to capitalized software and computer hardware primarily associated with our centrally developed Internet websites and euro 2,938 related to goodwill associated with certain online acquisitions.


5. Acquisitions

We signed a definitive agreement
on April 4, 2001 to merge our Australian subsidiary, Trader.com Australia Pty Limited
(Trader.com Australia) with
Trading Post Group, a publisher of a
number of classified advertising properties throughout Australia, including
Sydney Trading Post. Total consideration of euro 89,600 was paid in shares of Trader.com Australia, and euro 36,615 in cash.
Of the total consideration of euro 89,600, approximately euro 87,800 represents goodwill and other identifiable intangible assets.
We now own 69.9% of the merged entity and the previous shareholders of Trading Post Group own the remaining 30.1%. The merger agreement includes liquidity rights granted to the previous shareholders of Trading Post Group that permits the put of their shares of Trader.com Australia at fair market value at the time of exercise.
The put option is exercisable in three tranches of up to 10%, 10% and 10.1% of the merged entity over three years beginning as early as the 18-month anniversary of the closing of the transaction. There is no obligation of the previous shareholders of Trading Post
Group to exercise their put at that
time nor is there any guaranteed value
for the shares at the time of the put. As of the date of the merger, we estimate the fair market value of the remaining 30.1% of the merged entity to be approximately euro 51,600.

We are in discussions with the sellers of the Avis and Revier Markt publications in Germany
(the "German Businesses") regarding the
potential extension of our option to purchase the German Businesses from its current expiration of September 30, 2001 to a date in the first semester 2002.


6. Adoption of new accounting principle

On January 1, 2001, the Company adopted
SFAS No. 133, "Accounting for Derivative
Instruments and Hedging Activities" and
SFAS No. 138, "Accounting for Certain
Derivative Instruments and Certain Hedging
Activities", which amends certain requirements of SFAS No. 133. These standards require that all derivative financial instruments be recorded on balance sheets at fair value as either assets or liabilities. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction.
Gains and losses on derivative instruments reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are affected by the hedged item. Our adoption of these new accounting standards resulted in a cumulative after-tax reduction in other comprehensive income of euro 1,651 and recognition of derivative liabilities of euro 5,477 at January 1, 2001.



Independent Auditors' Review Report


To the Supervisory Board and Shareholders of Trader.com N.V.

We have reviewed the condensed consolidated balance sheet of Trader.com N.V. and subsidiaries (the "Company") as of
June 30, 2001, the related condensed
consolidated statements of operations,
shareholders' equity and cash flows
for the six-month period ended
June 30, 2001 and the condensed
consolidated statements of operations
and cash flows for the six-month period
ended June 30, 2000 which appear
on pages 7 through 14 of this report.
These condensed consolidated financial
statements are the responsibility of
the Company's management.


We conducted our review in accordance
with standards established by the
American Institute of Certified Public
Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.


Based on our review, we are not aware
of any material modifications that
should be made to the condensed
consolidated financial statements
referred to above for them to be
in conformity with accounting principles generally accepted in the United States.


We have previously audited, in accordance with generally accepted auditing standards in the United States, the consolidated balance sheet of the Company as of December 31, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and in our report dated March 27, 2001 (except for note 24, which was as of April 4, 2001), we expressed an unqualified opinion on those consolidated financial statements.
In our opinion, the information set
forth in the accompanying condensed
consolidated balance sheet as of
December 31, 2000 and the related
condensed consolidated statements of
operations, shareholders' equity and
cash flows for the year then ended,
is fairly stated, in all material
respects, in relation to the
consolidated financial statements
from which it has been derived.


KPMG S.A.
Paris, France
September 17, 2001